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
Pricing Supplement dated March 28, 2001                         Rule 424(b)(3)
(To Prospectus dated January 12, 2000 and                   File No. 333-89659
Prospectus Supplement dated January 12, 2000)

                          TOYOTA MOTOR CREDIT CORPORATION

                         Medium-Term Note - Floating Rate
______________________________________________________________________________

Principal Amount: $150,000,000            Trade Date: March 28, 2001
Issue Price: See "Plan of Distribution"   Original Issue Date: March
30, 2001
Initial Interest Rate:  See "Additional   Net Proceeds to Issuer: $149,874,150
      Terms of the Notes - Interest"      Principal's Discount
Interest Payment Period: Quarterly             or Commission: 0.0839%
Stated Maturity Date: March 30, 2004

______________________________________________________________________________

Calculation Agent: Bankers Trust Company
Interest Calculation:
     [X]  Regular Floating Rate Note       [ ]  Floating Rate/Fixed Rate Note
     [ ]  Inverse Floating Rate Note              (Fixed Rate Commencement
            (Fixed Interest Rate):                 Date):
     [ ]  Other Floating Rate Note                (Fixed Interest Rate):
            (see attached)

    Interest Rate Basis: [ ]  CD Rate [ ] Commercial Paper Rate [ ] Prime Rate
         [ ]  Eleventh District Cost of Funds Rate   [X]  Federal Funds Rate
               [ ]  LIBOR     [ ]  Treasury Rate     [ ]  Other (see attached)
                         If LIBOR, Designated LIBOR Page:  [ ]  Reuters Page:
                                                      [ ]  Telerate Page: 3750

    Initial Interest Reset Date: April 2, 2001    Spread (+/-): +0.24%
    Interest Rate Reset Period: Daily             Spread Multiplier:  N/A
    Interest Reset Dates: Each Business Day       Maximum Interest Rate: N/A
    Interest Payment Dates: March 30, June 30,    Minimum Interest Rate: N/A
        September 30 and December 30, commencing  Index Maturity: N/A
        June 30, 2001                             Index Currency: N/A

Day Count Convention:
     [ ]  30/360 for the period from                    to
     [X]  Actual/360 for the period from March 30, 2001 to March 30, 2004
     [ ]  Other (see attached)                        to

Redemption:
     [X]  The Notes cannot be redeemed prior to the Stated Maturity Date.
     [ ] The Notes may be redeemed prior to Stated Maturity Date. Initial Redemption Date: N/A
          Initial Redemption Percentage:    N/A
          Annual Redemption Percentage Reduction: N/A

Repayment:
     [X]  The Notes cannot be repaid prior to the Stated Maturity Date.
     [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
          Optional Repayment Date(s):
          Repayment Price:    %

Currency:
     Specified Currency:  U.S. dollars
          (If other than U.S. dollars, see attached)
     Minimum Denominations:
          (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated

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                              ___________________________
                                 Salomon Smith Barney

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                                 FURTHER AUTHORIZATIONS

          On December 8, 2000, in supplement to the $1,096,060,000 aggregate principal amount(or the equivalent thereof in one or more foreign or composite currencies) of its Medium-Term Notes which TMCC was authorized to offer as of January 12, 2000, TMCC authorized the offer and issuance from time to time of an additional $1,500,000,000 aggregate principal amount of its Medium-Term Notes. Accordingly, notwithstanding anything to the contrary in the Prospectus Supplement dated January 12, 2000 (the "Prospectus Supplement"), the aggregate principal balance of Medium-Term Notes issued prior to the Prospectus Supplement plus those which may be offered from time to time from and after the date of the Prospectus Supplement may equal up to $12,300,000,000 (except that with respect to Medium-Term Notes sold at a discount to face, the initial offering price will be used, and with respect to Medium-Term Notes issued at a premium to face, the face amount shall be used).


                           ADDITIONAL TERMS OF THE NOTES


Interest

          The Initial Interest Rate for the Medium-Term Notes offered by this pricing supplement (the "Notes") will be equal to the Federal Funds Rate on March 30, 2001, plus 0.24%. The Interest Rate with respect to each subsequent Interest Reset Date will be equal to the Federal Funds Rate on the related Interest Determination Date plus 0.24%.

          Notwithstanding anything to the contrary contained in the Prospectus
Supplement: (i) the Interest Determination Date with respect to the Notes will be the same date as the related Interest Reset Date; (ii) the Interest Rate to be used for each Interest Payment Date will be the Interest Rate in effect on the Business Day immediately prior to such Interest Payment Date, and (iii) the date which is two Business Days prior to each Interest Payment Date shall be an Interest Rate Cut-Off Date so that the Interest Rate for each day following the Interest Rate Cut-Off Date will be the rate prevailing on the Interest Rate Cut-Off Date.

          Notwithstanding anything to the contrary contained in the Prospectus Supplement, if any Interest Payment Date other than an Interest Payment Date at Maturity would otherwise be a day that is not a Business Day, the applicable Interest Payment Date will be postponed to the next succeeding day that is a Business Day unless such succeeding Business Day falls in the next succeeding calendar month, in which case the applicable Interest Payment Date will be the immediately preceding Business Day.

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Plan of Distribution

          Under the terms of and subject to the conditions of the First Amended and Restated Distribution Agreement dated September 3, 1998 between TMCC and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co., Lehman Brothers Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and Salomon Smith Barney Inc.("SSB"), as amended by that certain Amendment No. 1 thereto, dated January 12, 2000 (as amended, the "Agreement"), SSB, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 99.9161% of their principal amount. SSB may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at varying prices related to prevailing market prices at the time of resale, as determined by SSB.

          Under the terms and conditions of the Agreement, SSB is committed to take and pay for all of the Notes offered hereby if any are taken.